CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made this 1st day of September, 1996, and is by and between Universal Document Management Systems, Inc. ("UDMS"), an Ohio corporation, and Madison Financial Group Ltd. /f/k/a/ DMG Equity Partners LLC ("Madison"), an Ohio limited liability company.

In consideration of the mutual promises hereinafter contained, UDMS and Madison agree as follows.

1. Consulting Services. Madison agrees to provide the following services to UDMS: (a) consulting services in connection with potential acquisitions, corporate reorganizations and restructurings, and private or public offerings, including preparing reports, memoranda, analyses, and other documents for management relating thereto; (b) preparing strategic plans in connection with potential acquisitions, corporate reorganizations and restructurings; (c) search and screening services in connection with management personnel hirings; and (d) performing such other activities which UDMS may reasonably request from time to time.

2. Consulting Fees. In consideration of the services to be provided by Madison to UDMS under this Agreement, UDMS agrees to pay Madison the following compensation:

(a) As of September 1, 1996, UDMS grants Madison a warrant to purchase 15% of the outstanding shares of UDMS stock as of the date of this Agreement (the "Warrant"), at a price of $465,100 for the Warrant (see Exhibit A). The Warrant shall be exercisable for a period of three (3) years beginning on the date UDMS completes a public or private offering of its stock. In the event that MedPlus, Inc. (the parent company of UDMS) issues additional consideration to any or all of the selling shareholders of UDMS in connection with the terms and conditions of the Merger Agreement between MedPlus, Inc. and UDMS dated December 29, 1995, then 15% of such additional consideration shall be added to the price of the Warrant. Notwithstanding the provisions of this Section 2(a), however, if Madison terminates this Agreement prior to the completion of a public or private offering of UDMS stock or if UDMS terminates this Agreement more than ninety (90) days prior to completion of a public or private offering of UDMS stock, the Warrant shall cease to be effective and shall not be exercisable by Madison.

(b) Provided this Agreement has been in full force and effect for six (6) months, UDMS shall pay Madison a consulting fee of $50,000. No consulting fee, nor any prorated consulting fee, shall be paid to Madison if this Agreement is terminated by either party for any reason before the expiration of said six months.

(c) In addition to the consideration described above, UDMS agrees to reimburse Madison for all reasonable out-of-pocket expenses incurred by Madison in connection with the performance of its services under this Agreement. In the event the travel expenses for any single trip are reasonably expected to exceed $2,500, Madison shall be required to obtain prior written approval of UDMS prior to incurring such expenses.

3. Term. The term of this Agreement shall commence as of the date hereof and shall terminate upon the first to occur of (i) written termination by either UDMS or Madison upon thirty (30) days advance notice; (ii) the completion of a public or private offering of UDMS stock; or (iii) two years from the date hereof.


4. Status of Madison. It is understood that Madison is an independent contractor and is not an employee, agent, partner or representative of UDMS, and shall not hold itself out to the public as an employee, agent, partner or representative of UDMS.

5.  Noncompetition and Confidentiality.

(a) Noncompetition. Madison agrees and covenants that during the Noncompetition Period (as defined in Section 5(c)) and except for any services performed for or on behalf of UDMS or any affiliates thereof pursuant to the terms hereof, it will not, directly or indirectly, engage in any business of the same nature as the business in which UDMS or any of its affiliates now or hereafter does business. Notwithstanding the foregoing, Madison may pursue any business opportunity, whether or not of the same nature as the business in which UDMS or any of its affiliates now or hereafter engages, upon written notification from UDMS that UDMS does not wish to engage in such business opportunity. Madison shall also be permitted and entitled to beneficially own or acquire, for investment purposes only, not more than five percent (5%) of the outstanding capital stock of any publicly held enterprise engaged in any business in which UDMS is engaged.

(b) Other Employees.   Madison agrees that, during the
Noncompetition Period, it shall not, directly or indirectly, for its own account or as agent of any business entity, employ, engage, hire, offer to employ, engage, or hire or otherwise entice or, in any other manner, persuade any employee, officer, executive, or agent of UDMS or its affiliates to discontinue his or her relationship with UDMS or its affiliates.

(c) Noncompetition Period.  As used herein, the term
"Noncompetition Period" shall mean the period beginning on the date hereof and ending six (6) months after the termination of this Agreement pursuant to Section 3 hereof.

(d) Confidentiality. Madison acknowledges that it will come into possession or knowledge of Confidential Information, as defined in
Section 5(e), relating to the business of UDMS. Except as specifically provided otherwise in this Agreement, Madison shall:
(1) hold all Confidential Information in confidence; (2) not disclose or disseminate any Confidential Information; (3) not copy or reproduce any Confidential Information, in whole or in part; and (4) make the Confidential Information available only to its employees, representatives and agents who have a reasonable need for such Confidential Information. UDMS acknowledges that it may be necessary for Madison to disseminate certain confidential information to third parties in the course of its duties hereunder. Prior to disclosing any Confidential Information to third parties, Madison shall give UDMS written notice of the identity of the third party and the information to be disclosed, shall require the third party to enter into a confidentiality agreement in a form approved by UDMS, and shall deliver an original signed copy of said confidentiality agreement to UDMS. Madison shall not use any Confidential Information for any purpose not related to its services under this Agreement. This Section 5(d) shall survive the termination of this Agreement.

(e) Confidential Information. "Confidential Information" shall include, but is not limited to, the following types of information regarding UDMS or its affiliates: corporate information, including, without limitation, contractual arrangements, plans, strategies, tactics, terms, conditions, policies, (written or otherwise), resolutions, and any litigation or negotiations; marketing information, including, without limitation, sales or product plans, strategies, tactics, methods, customers (and any information concerning customers), prospects, or market research data; financial information, including, without limitation, cost and performance data, debt arrangement, equity structure, investors, and holdings; personnel information, including, without limitation, personnel lists, resumes, personnel data, organizational structure and performance evaluations; and technical information, including, without limitation, patents, copyrights, source codes, proprietary information, trade secrets, methods, systems, and product specifications. Confidential Information does not include information that:

(i) is in the public domain or becomes known in the industry other than as a result of disclosure by Madison or its affiliates or representatives;

(ii) was rightfully available to Madison on a non-confidential basis prior to its disclosure to Madison by UDMS or its affiliates, agents or representatives;

(iii) becomes rightfully available to Madison on a non-confidential basis from a source other than UDMS or its affiliates, agents, or representatives, provided that such source is not bound by a confidentiality agreement with UDMS or its affiliates, or otherwise prohibited from transmitting the information to Madison by contractual, legal, or fiduciary obligation.


(f) Corporate Documents. Madison agrees that all documents that now or hereafter come into its possession relating to UDMS or its affiliates in any manner, or to any of the foregoing matter including, without limitation, memoranda, notebooks, data sheets, records, financial statements, and documents, are and shall remain the property of UDMS and that they and all copies thereof shall be surrendered to UDMS upon termination of this Agreement.

(g) Equitable Remedies. In the event of a breach by Madison of any of the provisions of this Section 5, UDMS, in addition to any other remedies it may have at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by the Madison and/or by Madison affiliates, employees, partners, agents, representatives, or any and all persons directly acting for or with Madison.

6.  Indemnification. UDMS agrees to indemnify and hold harmless
Madison for any liabilities, claims, demands, or obligations asserted against Madison or UDMS by any third party in connection with the performance by UDMS, or any of its employees or representatives, of consulting services pursuant to this Agreement.

7. Entire Agreement. This Agreement contains the parties' entire agreement regarding the consulting services to be performed by Madison to or for the benefit of UDMS and supersedes any prior or oral or written understandings and agreements. The parties can modify this Agreement only by a writing signed by Madison and UDMS.

8. Survival. The obligations contained in Sections 2 and 5 of this Agreement shall survive termination of this Agreement.

9. Assignment. Neither party shall have the right to assign any rights or obligations under this Agreement without the prior written consent of the other party.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


UNIVERSAL DOCUMENT MANAGEMENT SYSTEMS, INC.



By: /s/ Philip S. Present II  Date:  September 1, 1996

Name: Philip S. Present II


MADISON FINANCIAL GROUP LTD.



By: /s/ Christopher J. Dirksing  Date:  September 1, 1996



Name:  Christopher J. Dirksing


Exhibit A

UDMS
Calculation of Value
As of September 1, 1996


            Universal Document Management Systems, Inc.
                   Calculation of Value of Warrant
                         September 1, 1996

Value of Universal Document Management Systems, Inc.

Purchase Price:
Original cash & stock consideration       $1,700,000
Contingent cash & stock consideration        280,000
Net liabilities assumed by MedPlus, Inc.     357,283
                                           _________
                                           2,337,283

Professional fees paid by MedPlus, Inc.
   related to acquisition                    112,569


Contribution Margin:
Stub period, 12/13/95-12/31/95               206,179
Eight months ended 8/30/96                   183,897
Goodwill amortization, 12/13/95-8/30/96      (72,616)
                                            _________

                                             317,460
                                           _________
Total                                     $2,767,312
                                           _________


Value of Warrant

Value of UDMS as calculated above         $2,767,312
                                                  15%
                                           _________
15% of Calculated Value                      415,100

MFG Consulting Fee reimbursement              50,000
                                           _________
Value of Warrant                            $465,100
                                           _________


EXHIBIT 21

Subsidiaries of MedPlus, Inc.



1.  FutureCORE, Inc., an Ohio corporation, doing business as such

2. Universal Document Management Systems, Inc., an Ohio corporation, doing business as such